CONSECO
                             SUBORDINATION AGREEMENT

         THIS AGREEMENT is entered into this 16 day of September, 1997, among CAPITOL AMERICAN LIFE INSURANCE COMPANY, an Arizona Corporation, Malvin L. Algood, Janet Algood, Russell E. Algood, and John G. Algood (hereinafter jointly and severally referred to as the "Creditors"), and GENERAL ACCEPTANCE CORPORATION, an Indiana corporation (the "Company") for the benefit of CONSECO, INC., an Indiana corporation (the "Guarantor").

                                    RECITALS

         A. The Company is presently indebted to Creditors in the aggregate principal amount of Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000.00), which indebtedness is evidenced by 12% Subordinated
Convertible Notes of the Company dated April 11, 1997, in such aggregate principal amount. The indebtedness evidenced by such Notes is hereinafter referred to as the "Junior Debt".

         B.  The  Company  desires  to  obtain  from  the  Guarantor  a  Limited
Continuing Guaranty in the principal amount of Ten Million Dollars ($10,000,000.00) (the "Guaranty") of certain debt owing and to be owing by the Company pursuant to a Loan and Security Agreement with General Electric Capital Corporation ("GE Capital"), and concurrently herewith is executing and delivering to the Guarantor a 12% Subordinated Convertible Note in such principal amount to evidence the Company's obligation to repay all amounts advanced by Guarantor pursuant to the Guaranty. The indebtedness evidenced by such Note from time to time is hereinafter referred to as the "Superior Debt."

         C.  Guarantor is   unwilling to provide the Guaranty for the benefit of
the Company unless the Creditors and the Company enter into this Subordination Agreement for the benefit of Guarantor.

         D. Creditors acknowledge that Creditors have a substantial interest in the Company and will benefit, directly or indirectly, from the Guaranty and other extensions of credit and financial accommodations by Guarantor and GE Capital to the Company.

                                    AGREEMENT

         NOW,  THEREFORE,  in  consideration  of the  Recitals,  and  to  induce
Guarantor to provide the Guaranty and other financial accommodations to the Company, the parties hereto, intending to be legally bound, agree as follows:

         1. Recitals. The foregoing Recitals, and the definitions contained therein, are incorporated herein by this reference.



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         2. Subordination.  Creditors hereby  subordinate,  to the extent and in the manner provided in this Agreement, all of the Junior Debt, including principal and interest thereon, and all rights of the Creditors pursuant thereto, to the prior payment of all of the Superior Debt, including principal and interest thereon, costs of collection, including reasonable attorneys' fees, and the exercise of all rights thereunder by the holder or holders of the Superior Debt. Each instrument and document evidencing the Junior Debt shall bear a conspicuous legend that it is subordinated to the Superior Debt. The Company's and Creditors' books shall be marked to evidence the subordination of all of the Junior Debt to the Superior Debt. The Guarantor is authorized to examine such books from time to time and to make any notations required by this Agreement.

         3. Warranties and Representations of the Company and Creditors. The Company and the Creditors each hereby represent and warrant to and for the benefit of the Guarantor that: (a) they have not relied and will not rely on any representation or information of any nature made by or received from Guarantor relative to the Company in deciding to execute this Agreement; (b) as of the date hereof, the total principal amount of the Junior Debt is $13,250,000.00;
(c) no part of the Junior Debt is evidenced by any instrument, security or other writing which has not previously been or is not concurrently herewith being marked to evidence the within subordination or being deposited with Guarantor;
(d) Creditors are the lawful owners of the Junior Debt and no part thereof is subject to any defense, offset or counterclaim; (e) Creditors have not heretofore assigned or transferred any of the Junior Debt, any interest therein or any collateral or security pertaining thereto; and (f) Creditors have not heretofore given any subordination in respect of the Junior Debt, except as set forth in the Notes evidencing the Junior Debt.

         4. Negative Covenants. So long as Guarantor has any liability under the Guaranty, and until all of the Superior Debt has been fully and finally paid, the Company and, as applicable, the Creditors shall not, without the prior written consent of the holder or holders of the Superior Debt: (a) directly or indirectly, make any principal payment on account of or grant a security interest in, mortgage, pledge, assign or transfer any properties to secure or satisfy all or any part of the Junior Debt; or (b) demand or accept from the Company or any other person any such payment or collateral.

         5. Permitted Payments and Liens. Notwithstanding the provisions of paragraph 4 hereof, for so long as the Guarantor has not made any payment pursuant to the Guaranty, and no material event of default has occurred or exists under any instrument or agreement evidencing or securing the Superior Debt, the indebtedness to GE Capital, or the New Algood Notes (as defined in paragraph 22 hereof), the Company may make and Creditors may demand and receive regularly scheduled payments of interest, but not of principal, on the Junior Debt.


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         6.  Turnover of Prohibited  Transfers.  If any payment on account of or any collateral for any part of the Junior Debt is received by Creditors other than as permitted in paragraph 5 hereof, or as approved by the Guarantor in writing prior to such payment or transfer, such payment or collateral shall be delivered forthwith by Creditors to Guarantor for application to, or as additional security for, the Superior Debt, in the form received except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Guarantor. Until so delivered any such payment or collateral shall be held by Creditors in trust for Guarantor and shall not be commingled with other funds or property of Creditors.

         7. Obligations of Guarantor. In no event shall Guarantor be liable to Creditors for any failure to prove the Junior Debt, to exercise any right with respect thereto or to collect any sums payable thereon.

         8. Subrogation. Provided that the Superior Debt has been fully and finally paid and discharged, and subject to the Algood Subordination Agreement of even date herewith, Creditors shall be subrogated to the rights of Guarantor to receive payments or distributions of cash, property or securities payable or distributable on account of the Superior Debt to the extent of all payments and distributions paid over to or for the benefit of Guarantor pursuant to this Agreement.

         9. No Effect on Conversion Rate of Junior Debt. The Creditors agree that the issuance by the Company of the 12% Subordinated Convertible Note representing the Superior Debt at a Conversion Rate which may be less than the Conversion Rate contained in the 12% Subordinated Convertible Notes which represent the Junior Debt shall not constitute the issuance of rights and options for the purchase of, or stock and other securities convertible into, Additional Shares of Common Stock as defined in Section 7(e) of the Notes evidencing the Junior Debt. Nothing contained in the Note evidencing the Superior Debt, or herein, shall affect the Conversion Rate contained in the Notes evidencing the Junior Debt.

      10. Duration and Termination. This Agreement shall constitute a continuing agreement of subordination, and shall remain in effect until all Superior Debt, and any extensions or renewals of the Superior Debt, have been fully and finally discharged with interest and other applicable charges, including cost of collection and reasonable attorneys' fees.

      11. Default. If any representation or warranty in this Agreement or in any instrument evidencing or securing the Superior Debt proves to have been materially false when made, or, in the event of a breach by either the Company or Creditors in the performance of any of the terms of this Agreement or any instrument or agreement evidencing or securing the Superior Debt, all of the Superior Debt shall, at the option of Guarantor, become immediately


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due and payable without  presentment,  demand,  protest,  or notice of any kind, notwithstanding any time or credit otherwise allowed. At any time Creditors fail to comply with any provision of this Agreement that is applicable to Creditors, Guarantor may demand specific performance of this Agreement, whether or not the Company has complied with this Agreement, and may exercise any other remedy available at law or equity.

      12. Notices. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be in writing and shall be deemed to have been duly given, made and received only when delivered against receipt or when deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, and actually presented at the address of the noticed party.

         (a)  If to Guarantor:              11825 North Pennsylvania
                                            Carmel, IN  46032
                                            Attention: General Counsel

         (b)  If to Creditors:              At the address set forth
                                            opposite their signature below


         (c)  If to the Company:            1025 Acuff Road
                                            Bloomington, IN  47404
                                            Attention:  Chief Financial Officer

Any addressee may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

    13. Guarantor's Duties Limited. The rights granted to Guarantor in this Agreement are solely for its protection and nothing herein contained imposes on Guarantor any duties with respect to any property either of the Company or of Creditors heretofore or hereafter received by Guarantor beyond reasonable care in the custody and preservation of such property while in Guarantor's possession. Guarantor has no duty to preserve rights against prior parties on any instrument or chattel paper received from the Company or Creditors as collateral security for the Superior Debt or any portion thereof.

    14. Authority. The Company and Creditors represent and warrant that they have authority to enter into this Agreement and that the persons signing for each party are authorized and directed to do so.

   15. Entire Agreement. This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contempor aneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any portion or provision hereof may be changed,

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waived or amended  orally or in any manner other than by an agreement in writing signed by the Company and Creditors, and approved in writing by Guarantor.

   16. Additional Documentation. The Company and Creditors shall execute and deliver to Guarantor such further instruments and shall take such further action as Guarantor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

   17. Expenses. The Company and the Creditors, as the case may be, agree to pay to Guarantor on demand all reasonable expenses of every kind, including reasonable attorneys' fees, that Guarantor may incur in enforcing any of its rights under this Agreement.

   18. Successors and Assigns. This Agreement shall inure to the benefit of Guarantor, its successors and assigns, and shall be binding upon the Company and Creditors and their respective heirs, legatees, personal representatives, successors and assigns.

   19. Governing Law. The validity, construction and enforcement of this Agreement shall be governed by the internal laws of the State of Indiana.

   20. Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provi sion hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

   21. Counterparts. This Agreement may be executed in counterparts which together shall constitute this agreement, although all parties have not signed the same counterpart.

         22. New Algood Notes. It is acknowledged that the Junior Debt of Malvin
L. Algood, Russell E. Algood and John G. Algood does not include the indebtedness evidenced by the 12% Subordinated Convertible Notes in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) of even date herewith (the "New Algood Notes") given by the Company, which Notes are superior to the Junior Debt pursuant to the provisions of the Algood Subordination Agreement of even date herewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered, this 16th day of September, 1997.



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                                       "Company"

                                       GENERAL ACCEPTANCE CORPORATION


                                       By /s/ MARTIN C. BOZARON
                                       Printed:MARTIN C. BOZARON
                                       Title:CFO

                                       "Creditors"

                                       CAPITOL AMERICAN LIFE INSURANCE COMPANY
Address for Notices:

11825 N. Pennsylvania Street            By /s/ ROLLIN M. DICK
Carmel, IN  46032                       Printed:ROLLIN M. DICK
Attention: General Counsel              Title:Executive Vice President
3810 Easy Street                              Chief Financial Officer
Bloomington, IN  47404                  /s/MALVIN L. ALGOOD
                                           Malvin L. Algood

3810 Easy Street                        __________________________________
Bloomington, IN  47204                  Janet Algood

2800 South Olcott Blvd.                 /s/ RUSSELL E. ALGOOD
Bloomington, IN  47401                  Russell E. Algood

1805 Isleworth Court                    __________________________________
Oldsmar, FL  34677                      John G. Algood

         The foregoing SUBORDINATION AGREEMENT is accepted by the Guarantor this 16th day of September, 1997.

                                        CONSECO, INC.


                                        By /s/ ROLLIN M. DICK
                                        Printed:ROLLIN M. DICK
                                        Title:Executive Vice President
                                              Chief Financial Officer



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